EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Reports Year End Results

Pompano Beach, FL — December 22, 2003 — Visual Data Corporation (Nasdaq: VDAT), a business services provider that specializes in webcasting and audio and video transport and collaboration services, today announced its financial results for the fiscal year ended September 30, 2003.

Fiscal Year 2003 Financial Results Highlights:

(a)	EBITDA (earnings before interest, taxes, depreciation and amortization) (EBITDA Loss) The EBITDA Loss improved to approximately ($1,318,000) for the year ended September 30, 2003, compared to approximately ($8,276,000) during the prior fiscal year.

(b)	Net Loss: GAAP net loss was approximately $4.2 million, or $1.79 per share, for the fiscal year ended September 30, 2003, a decrease of 63% compared to approximately $11.4 million, or $7.00 per share during fiscal year 2002.

(c)	Gross Margins: Gross margins improved to 61% for the year ended September 30, 2003, up from 57% for the fiscal year ended September 30, 2002.

(d)	Cash and Investments: Cash, short-term investments and restricted cash increased to approximately $1,085,000 as of September 30, 2003.

(e)	Working Capital: Working capital improved to approximately $405,000 at September 30, 2003, compared to a working capital deficit of approximately $2,002,000 at September 30, 2002.

Fiscal Year 2003 Financial Results Summary

For the fiscal year ended September 30, 2003, revenue from continuing operations decreased 17% to $6,815,119 from $8,213,661 for the fiscal year ended September 30, 2002. The Company incurred a loss from continuing operations of $4,191,508, or $1.79 per share, for the fiscal year ended September 30, 2003, compared to a loss from continuing operations of $10,669,197, or $6.53 per share, for the fiscal year ended September 30, 2002. The Company incurred a consolidated net loss of $4,191,508, or $1.79 per share, for the fiscal year ended September 30, 2003, compared to a consolidated net loss of $11,432,173, or $7.00 per share in fiscal 2002.

Included in the loss from continuing operations reported for the fiscal year ended September 30, 2002 is a non-cash, non-recurring charge, incurred during the second quarter of fiscal 2002, of $3,573,103 for a reserve against the debenture received by the Company as proceeds from the sale of its Golf Society of the U.S. subsidiary. We had no comparable charge in fiscal 2003.

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Visual Data Reports Year End Results

Gail Babitt, Visual Data’s chief financial officer, noted that “the Company’s EBITDA loss for the fiscal year ended September 30, 2003 narrowed to approximately $1,318,000, compared to an EBITDA loss of approximately $8,276,000 during the fiscal year ended September 30, 2002. The Company’s EBITDA loss of approximately $601,000 for the fourth quarter of fiscal 2003, relative to the positive EBITDA of $53,000 recorded during the preceding third quarter of fiscal 2003, largely reflects a reduction in revenues caused by seasonal demand patterns during the July through September time period, particularly with respect to the investor relations and financial market segments. Overall, however, the improvement realized in the Company’s cash burn rate during the recently ended fiscal year reflects our successful efforts to contain costs and maintain a high level of operating efficiency.

“The difficult economic environment during our recently ended fiscal year proved to be very challenging for many corporations, Visual Data included,” said Randy Selman, president and chief executive officer of Visual Data. “Nonetheless, we feel we made significant headway in many key areas, overcoming obstacles and improving our operating performance. Most notable has been the reduction in our cash burn rate, despite operating with a lower revenue base. We’ve also made important strides in our efforts to expand and diversify our customer base and reseller network, while also continuing to broaden and improve our webcasting product and service offerings. The net effect of the Company’s improved operating performance, coupled with completion of key financing transactions and our successful efforts to eliminate and/or restructure various debt and obligations, is that Visual Data was able to conclude fiscal year 2003 with a significantly stronger balance sheet, highlighted by a much improved working capital position.”

“That said, we still have work to do, particularly in overcoming the seasonality that typically affects our fourth quarter results,” Mr. Selman added. “In this regard, our strategy is focused on continuing to build Visual Data Corporation into a full-service rich media managed services provider, with a meaningful presence in the e-learning, entertainment, telecommunications and government markets. By targeting these other sectors, we are hoping to accomplish a growth in revenues and more consistent quarterly results.”

A conference call and webcast to discuss these results, as well as other recent corporate developments, will be held on Tuesday, December 23, 2003, at 4:15 pm (EST). The dial in phone number is 1-800-253- 6872, and the live webcast of the conference call, as well as an archived replay, may be accessed online at: http://www.visualwebcaster.com/event.asp?id=19416.

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.

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Visual Data Reports Year End Results

COMPARATIVE OPERATING HIGHLIGHTS
(AUDITED)

	For the Fiscal Year Ended September 30,

	2003	2002

Revenue	$6,815,119	$8,213,661

Loss from continuing operations	(4,191,508)	(10,669,197)

Loss from discontinued operations	—	(762,976)

Consolidated Net Loss	$(4,191,508)	$(11,432,173)

Consolidated net loss per common share	$(1.79)	$(7.00)

Weighted average shares outstanding	2,344,938	1,633,943

(Rounded in thousands)
Net Loss	$(4,192,000)	$(11,432,000)
Interest expense, net	909,000	1,024,000
Depreciation and amortization expense	1,965,000	2,132,000

EBITDA Loss	$(1,318,000)	$(8,276,000)

COMPARATIVE OPERATING HIGHLIGHTS
(UNAUDITED)

	For the Three Months Ended September 30,

	2003	2002

Revenue	$1,401,574	$1,637,201

Consolidated Net Loss	$(1,198,833)	$(2,597,885)

Consolidated Net Loss per common share	$(0.46)	$(1.23)

Weighted average shares outstanding	2,632,450	2,104,046

(Rounded in thousands)
Net Loss	$(1,199,000)	$(2,598,000)
Interest expense, net	169,000	217,000
Depreciation and amortization expense	429,000	643,000

EBITDA Loss	$(601,000)	$(1,738,000)